Exhibit 10.2


                        IMPSAT FIBER NETWORKS, INC.
                         MANAGEMENT INCENTIVE PLAN
                            RETENTION AGREEMENT



XXXXX, 2005

Dear XXX:


     In order to retain your valuable services to IMPSAT Fiber Networks, Inc. (the "Company") the Compensation Committee of the Board of Directors of the Company adopted the IMPSAT Fiber Networks, Inc. Management Incentive Plan (the "Plan") to provide an incentive for you to remain employed by the Company, in accordance with the terms set forth thereunder.

     This letter is a Retention Agreement between you and the Company made in consideration of the mutual commitments set forth herein. Unless otherwise defined herein, all capitalized items shall have the meanings set forth in the Plan, a copy of which is attached to this letter as Exhibit A. More detailed information is provided in the official Plan document. In all instances, the Plan document will control and govern the operation of the Plan.

THE COMPANY'S COMMITMENTS.
-------------------------

INCENTIVE PAYMENT.
As an incentive for you to continue to remain employed by the Company, the Company will pay to you a lump sum cash payment on the Payment Date (the "Incentive Payment"). The amount of the Incentive Payment will be determined on December 31, 2008, or, if earlier, upon the Closing Date of a Change of Control (the "Vesting Date").

If the Vesting Date is December 31, 2008, the Compensation Committee will have the sole and absolute discretion to determine the amount of the Incentive Payment, if any; however, the total value of all bonuses awarded under the Plan may not exceed the product of $1,650,000 and the amount by which the per-share price of the Company's Common Stock exceeds $7.00, based on the average closing prices during the thirty-day period ending on the Vesting Date.

If the Vesting Date is the Closing Date of a Change of Control, the amount of the Incentive Payment will be equal to __% of a bonus pool, which will be equal to $1,650,000 multiplied by the amount by which the per-share price of the Company's Common Stock exceeds $7.00, based on the price per share paid for the Company's Common Stock in the transaction.

If you terminate your employment or the Company terminates your employment for Cause prior to the Vesting Date, you will not be entitled to any Incentive Payment. If your employment with the Company is terminated prior to the Vesting Date by reason of your death, Disability, or a Termination Without Cause by the Company, the Incentive Payment will be made to you or your estate on the Payment Date.

PAYMENT DATE.
Any Incentive Payment will be made upon the Payment Date, which will be within thirty (30) days after December 31, 2008, or, if earlier, the Closing Date of a Change of Control.

MISCELLANEOUS.
-------------

EMPLOYMENT STATUS.
Your status as an employee at will (unless otherwise provided in another agreement with the Company) shall not be affected by this Retention Agreement, and this Retention Agreement shall not constitute a contract of employment.

MODIFICATION OR WAIVER.
No provision of this Retention Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Retention Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Retention Agreement.

SEVERABILITY.
If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

GOVERNING LAW.
The Plan and your rights under this Retention Agreement will be construed, enforced, and governed by the laws of the State of Delaware, excluding rules of law that would lead to the application of the laws of any other jurisdiction.

If the foregoing accurately reflects your understanding of our agreement, kindly acknowledge the same by signing a copy of this letter and returning it to IMPSAT Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, 11th Floor, C1107BCA Buenos Aires, Argentina; Attention: President (Facsimile:
011-54115-170-3518). If you fail to sign this letter and return it within fifteen (15) days of the date first appearing above, this letter shall be null and void and of no effect whatsoever.


Best regards,

Ricardo Verdaguer, President [In the case of letter to Verdaguer, Hector Alonso, EVP and Chief Financial Officer]



AGREED AND ACCEPTED

this _____ day of __________, 2005



----------------------------
[Employee Name]

cc:  Personnel file


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                                 EXHIBIT A
                                 ---------
                        IMPSAT FIBER NETWORKS, INC.
                         MANAGEMENT INCENTIVE PLAN